Exhibit 99.1

Cohesant Inc. Reports Results For Fiscal 2008 First Quarter

BEACHWOOD, Ohio--(BUSINESS WIRE)--Cohesant Inc. (OTCBB: COHY) today reported results for the first quarter of fiscal 2008.

The Company’s net sales increased $279,161, or 11.7% to $2,673,852 for the three months ended February 29, 2008 compared to $2,394,691 in the prior year period. CuraFlo Services (rehabilitation) sales were up over 50% led by CuraFlo Spincast Services as well as a strong performance from our Canadian division. Increased Coating sales of over 9% contributed to the overall sales increase and was a result of a higher demand for the Company’s Raven products.

Consolidated gross margins increased to $1,258,020 or 47.0% of net sales in the 2008 period from $1,073,914 or 44.8% of net sales, in the 2007 period. The increased sales mentioned above, in addition to the higher margins equated with CuraFlo Services revenue, led to these increases.

The Company had a net loss of ($387,235), or ($0.11) per share for the current quarter compared to a net loss of ($248,835), or ($0.07) per share in the prior year quarter. This increase was due to increased operating expenses – primarily higher stock-based compensation, a one-time expense resulting from accelerated vesting of stock options as a result of the GlasCraft sale as well as higher personnel costs.

Morris H. Wheeler, the Company’s Chairman and Chief Executive Officer, stated, “With the GlasCraft sale and spin-off complete, the Company can focus more intensely on growing the business. I am pleased with our sales and gross profit performance for the quarter and we will continue to take measures to achieve profitability.”

Cohesant Inc., based in Beachwood, Ohio, is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure and the design, development, manufacture and sale of specialty coatings and equipment used to apply such coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, and Raven.

[Table follows]

COHESANT INC. Summary Financial Data (Unaudited)
	Three Months Ended February 29, 2008	Three Months Ended February 28, 2007
Net sales	$2,673,852	$2,394,691

Loss before income taxes	(562,061)	(353,428)

Net loss	$(387,235)	$(248,835)

Basic and diluted net loss per share	$(0.11)	$(0.07)
Average number of common shares outstanding basic and diluted	3,460,357	3,460,357

Safe Harbor Statement

This communication contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available as of today’s date, and there is no assumed obligation to update any of these statements. The forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results and expectations discussed. These forward-looking statements are made subject to significant risks and uncertainties that could cause actual results to differ materially from those stated. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Cohesant Inc. undertake no obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Cohesant Inc.
Morris H. Wheeler, Chairman & Chief Executive Officer
216-910-1700